Exhibit 99.1

news release

Enbridge Energy Partners reports strong 2009 earnings and declares cash distribution

HOUSTON, Jan. 29, 2010 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.99 per unit payable February 12, 2010 to unitholders of record on February 5, 2010 (ex-dividend date is February 3, 2010). The Partnership’s key financial results for the fourth quarter and full year of 2009, compared to the same periods in 2008, were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, dollars in millions except per unit amounts)	2009	2008	2009	2008
Net income*	$73.3	$121.9	$316.6	$403.2
Net income per unit	0.50	1.04	2.24	3.64
Adjusted EBITDA*	215.3	196.0	884.0	766.3
Adjusted net income*	89.4	82.8	377.1	355.3
Adjusted net income per unit	0.64	0.67	2.75	3.15

*excluding earnings attributable to noncontrolling interest

Adjusted net income reported above eliminates the impact of non-cash, mark-to-market, gains and losses, which arise from changes in the fair value of certain of the Partnership’s derivative instruments that do not qualify for hedge accounting treatment under applicable accounting standards. Also, removed from 2009 adjusted earnings is the impact of expired joint tariff revenues recognized during the first and fourth quarters that affected the Partnership’s liquids operations (see Non-GAAP Reconciliations section below), a non-cash impairment charge related to the non-core natural gas pipeline assets that were sold in November 2009 and net income attributable to the noncontrolling interest in the Partnership’s Alberta Clipper pipeline project.

Terrance L. McGill, president of the Partnership’s management company and of its general partner, commented: “We are extremely pleased with the Partnership’s 2009 results, which were above our guidance and reflect the dedication, commitment and decisive actions taken by the talented employees operating the Partnership, to reduce costs and find effective financing alternatives for its expansion program, under one of the toughest economic environments in recent history.”

McGill added “We have made significant progress on the Partnership’s main projects. The Phase VI expansion of the North Dakota system was placed in service on January 1, 2010 and we now expect that the Alberta Clipper project will be ready for service by April 1, 2010. While we see improving energy fundamentals, we expect 2010 will also be a challenging year for the Partnership and we will continue the measures that contributed to the strong results achieved in 2009. We estimate that the Partnership’s 2010 EBITDA will increase by approximately 11% and its net income will be between $350 million and $380 million for the year.”

For the fourth quarter of 2009, the Partnership reported progress on its major internal growth initiatives, as follows:

•

Alberta Clipper: The Alberta Clipper project involves construction of a new 36-inch diameter, 1,000 mile heavy crude oil pipeline from Hardisty, Alberta to Superior, Wisconsin. Alberta Clipper will have an initial capacity of 450,000 Bpd and allows for expansions up to 800,000 Bpd by adding pump stations. Alberta Clipper will be a common carrier line fully integrated with the Enbridge/Lakehead mainline systems for tolling purposes. For both the Canadian and United States segments of the Alberta Clipper Project, tariffs filed with the appropriate regulators will be effective on April 1, 2010, the date the project is expected to be ready for service. The tariff for the United States segment, and its effective date, will be filed on the basis of the Alberta Clipper US Term Sheet, despite recent petitions filed by two shippers requesting the Federal Energy Regulatory Commission (“FERC”) to delay the tariff. The Alberta Clipper US Term Sheet was approved by the Canadian Association of Petroleum Producers (“CAPP”) on June 28, 2007 and by the FERC on August 28, 2008. Enbridge continues to review the shipper petitions but believes them to be without merit. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates. We anticipate that the Partnership’s share of the first full year of EBITDA resulting from the completion of this project will approximate $57 million.

•

North Dakota: The expansion the Partnership’s North Dakota system, referred to as Phase VI, was placed in service on January 1, 2010. This $150 million additional expansion consisting of upgrades to existing pump stations, additional tankage, as well as extensive use of drag reducing agents, or DRA, that are injected into the pipeline, increased system capacity to 161,000 Bpd from the 110,000 Bpd that was previously available. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates.

Completion of the Alberta Clipper project will conclude the largest capital expansion program undertaken by the Partnership in its nearly 20 year history.

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, dollars in millions except per unit amounts)	2009	2008	2009	2008
Operating revenue	$1,627.6	$1,854.0	$5,731.8	$9,898.7
Operating expenses:
Cost of natural gas	1,251.5	1,434.9	4,180.8	8,454.5
Operating and administrative	149.6	149.7	548.6	513.0
Power	31.2	36.1	128.1	140.7
Depreciation and amortization	66.0	56.6	257.7	209.9

Operating income	129.3	176.7	616.6	580.6
Interest expense	58.7	51.0	228.6	180.6
Other income	10.9	0.4	13.4	1.9

Income from continuing operations before income tax expense	81.5	126.1	401.4	401.9
Income tax expense	1.7	2.0	8.5	7.0

Income from continuing operations	79.8	124.1	392.9	394.9
Income (loss) from discontinued operations	2.6	(2.2)	(64.9)	8.3

Net income	82.4	121.9	328.0	403.2
Less: Net income attributable to noncontrolling interest	9.1	—	11.4	—

Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$73.3	$121.9	$316.6	$403.2
Less: Allocations to General Partner	13.9	14.6	55.8	49.7

Net income allocable to Limited Partners	$59.4	$107.3	$260.8	$353.5
Weighted average Limited Partner units (millions)	117.6	102.7	116.4	97.1

Net income per Limited Partner unit	$0.50	$1.04	$2.24	$3.64

COMPARISON OF QUARTERLY RESULTS

The following discussions address the primary factors affecting the Partnership’s financial results for the fourth quarter of 2009 as compared with the fourth quarter of 2008. The comparison refers to adjusted operating income, which excludes the effect of noncash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, dollars in millions)	2009	2008	2009	2008
Liquids	$117.5	$95.4	$443.7	$342.2
Natural Gas	27.8	35.8	154.2	170.9
Marketing	3.4	6.5	21.3	24.4
Corporate	(2.2)	(0.1)	(5.2)	(4.8)

Adjusted operating income	$146.5	$137.6	$614.0	$532.7

Liquids – Fourth quarter adjusted operating income for the Liquids segment increased to $117.5 million. Adjusted operating revenue increased by $35.0 million, primarily driven by transportation rate increases related to the following:

•	Effective April 1, 2009, we increased our transportation rates in connection with the completion of Stage 2 of our Southern Access Expansion; and

•	Annual index rate increases on all three of our major systems that become effective on July 1, 2009.

Volumes decreased for the fourth quarter of 2009 as compared to the same period in 2008, as shown in the table below, primarily due to outages and unplanned maintenance performed by producers which reduced crude oil supplies from upstream production facilities.

Liquids Systems Deliveries	Three months ended December 31,		Twelve months ended December 31,
(thousand barrels per day)	2009	2008	2009	2008
Lakehead	1,672	1,721	1,650	1,620
Mid-Continent	236	209	238	231
North Dakota	121	116	116	111

Total	2,029	2,046	2,003	1,962

The increases in operating revenue were partially offset by $10.8 million of increased adjusted operating costs that are primarily due to our expanded system, but also include the costs for leasing additional short term pipeline capacity from an affiliate, increased repair and maintenance activities and additional pipeline integrity work. The new assets placed in service over the past year also resulted in $7 million of additional depreciation expense, although the expanded capacity of the system allows for the more efficient transport of greater volumes of crude oil resulting in a $4.9 million reduction in power costs.

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment decreased $8.0 million, to $27.8 million primarily due to reduced natural gas volumes on our systems. The impact of lower natural gas volumes was offset by an $13 million reduction in operating costs. The reduction in operating costs was attributable to the initiatives taken in 2009 to reduce expenditures for operating costs associated with the Natural Gas business. The decline in adjusted operating income was further offset by improved system gain/loss experience resulting from process and quality improvements implemented since 2008.

Natural Gas Throughput	Three months ended December 31,		Twelve months ended December 31,
(MMBtu per day)	2009	2008	2009	2008
East Texas	1,227,000	1,623,000	1,443,000	1,479,000
Anadarko	519,000	645,000	570,000	647,000
North Texas	371,000	434,000	387,000	395,000

Total	2,117,000	2,702,000	2,400,000	2,521,000

Marketing – The Marketing segment reported adjusted operating income of $3.4 million, a decrease of $3.1 million from the $6.5 million of adjusted operating income for the same period of 2008. The decline is attributable to a more stable natural gas pricing environment in the current quarter compared with the same quarter last year, which narrowed the basis between receipt and delivery points where natural gas is purchased and sold by our Marketing business.

Partnership Financing – Interest expense in the fourth quarter of 2009 increased by $7.7 million, to $58.7 million, primarily due to a $4.5 million reduction in capitalized interest coupled with an increase in our overall weighted average debt outstanding. Interest capitalized on construction work in progress totaled $5.3 million for the fourth quarter of 2009, which was $4.5 million lower due to the completion of the second stage of our Southern Access project in April 2009.

During the quarter, pursuant to the joint funding arrangement with affiliates of Enbridge, approximately $126.7 million of equity capital in the form of a noncontrolling interest was obtained for construction of the Alberta Clipper pipeline project, coupled with $103.6 million of additional affiliate debt borrowings.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.99 per share payable February 12, 2010 to shareholders of record on February 5, 2010. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on February 3, 2010.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Monday, February 1, 2010 interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com

Alternate Webcast Link: www.investorcalendar.com/IC/CEPage.asp?ID=153328

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until February 15, 2010 by calling (877) 660-6853 and entering Conference Account: 286, ID: 339482. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles accepted in the United States.

Adjusted Earnings	Three Months Ended December 31,		Twelve Months Ended December,
(unaudited, dollars in millions except per unit amounts)	2009	2008	2009	2008
Net income	$82.4	$121.9	$328.0	$403.2
Expired joint tariff revenues	(4.8)	—	(18.3)	—
Impairment charge	(1.6)	—	64.5	—
Project write-offs	—	5.8	—	5.8
Hurricane impact	—	6.4	—	15.1
Noncash derivative fair value (gains) losses
-Natural Gas	23.1	(43.6)	36.4	(85.0)
-Marketing	(1.1)	(7.7)	(20.7)	16.2
-Corporate(1)	0.5	—	(1.4)	—
Net income attributable to noncontrolling interest	(9.1)	—	(11.4)	—

Adjusted net income(2)	89.4	82.8	377.1	355.3
Less: Allocations to General Partner	14.3	13.7	57.0	48.7

Adjusted net income allocable to Limited Partners	75.1	69.1	320.1	306.6
Weighted average units (millions)	117.6	102.7	116.4	97.1

Adjusted net income per Limited Partner unit	$0.64	$0.67	$2.75	$3.15

(1)	Noncash derivative fair value gains (losses) for the twelve months ended December 31, 2009 consisted of realized non-cash derivative gains of $0.9 million from the settlement of interest rate swaps.
(2)

Adjusted net income includes $1.0 million and $(0.4) million for the three and twelve months ended December 31, 2009, respectively, and ($0.5) million and $10.9 million for the three and twelve months ended December 31, 2008, respectively, associated with the non-core natural gas pipeline assets sold in November 2009.

Liquids	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, dollars in millions)	2009	2008	2009	2008
Operating income	$122.3	$95.4	$462.0	$342.2
Expired joint tariff revenues	(4.8)	—	(18.3)	—

Adjusted operating income	$117.5	$95.4	$443.7	$342.2

Natural Gas	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, dollars in millions)	2009	2008	2009	2008
Operating income	$4.7	$69.5	$117.8	$237.8
Hurricane impact	—	6.4	—	14.6
Project write-offs	—	3.5	—	3.5
Noncash derivative fair value losses (gains)	23.1	(43.6)	36.4	(85.0)

Adjusted operating income*	$27.8	$35.8	$154.2	$170.9

*

Adjusted operating income includes $2.0 million and $2.6 million for the three and twelve months ended December 31, 2008, respectively, associated with the non-core natural gas pipeline assets sold in November 2009.

Marketing	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, dollars in millions)	2009	2008	2009	2008
Operating income	$4.5	$14.2	$42.0	$7.7
Hurricane impact	—	—	—	0.5
Noncash derivative fair value losses (gains)	(1.1)	(7.7)	(20.7)	16.2

Adjusted operating income	$3.4	$6.5	$21.3	$24.4

Corporate	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, dollars in millions)	2009	2008	2009	2008
Operating loss	$(2.2)	$(2.4)	$(5.2)	$(7.1)
Project write-offs	—	2.3	—	2.3

Adjusted operating loss	$(2.2)	$(0.1)	$(5.2)	$(4.8)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unit holders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, dollars in millions)	2009	2008	2009	2008
Net cash provided by operating activities	$145.5	$70.1	$728.4	$543.3
Expired joint tariff revenues	(4.8)	—	(18.3)	—
Hurricane impact	—	6.4	—	15.1
Project write-offs	—	5.8	—	5.8
Changes in operating assets and liabilities, net of cash acquired	21.6	66.2	(40.0)	17.9
Interest expense (excluding MTM adjustments)	58.2	50.9	228.2	180.6
Income tax expense	1.7	2.0	8.5	7.0
Settlement of interest rate swaps/treasury locks	—	—	0.7	22.1
Net income attributable to noncontrolling interest	(9.1)	—	(11.4)	—
Other	2.2	(5.4)	(12.1)	(25.5)

Adjusted EBITDA*	$215.3	$196.0	$884.0	$766.3

*

Adjusted EBITDA includes $1.0 million and $11.2 million for the three and twelve months ended December 31, 2009, respectively, and $3.2 million and $24.5 million for the three and twelve months ended December 31, 2008, respectively, associated with the non-core natural gas pipeline assets sold in November 2009.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,”

“position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact: Douglas Montgomery Toll-free: (866) EEP INFO or (866) 337-4636 E-mail: eep@enbridge.com	Media Contact: Larry Springer Telephone: (713) 821-2253 E-mail: usmedia@enbridge.com

# # #